Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 (File No. 333-290034) of our report dated August 1, 2025, with respect to the financial statements of Rorschach I LLC included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Philadelphia, PA

October 6, 2025